Free Writing Prospectus to Amendment No. 1 dated November 3, 2025 relating to

Preliminary Pricing Supplement No. 11,600

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 24, 2025; Filed pursuant to Rule 433

Morgan Stanley

Performance-Allocation Basket Trigger PLUS due November 12, 2031

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying amended preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	Basket component
S&P 500® Index (the “SPX Index”)
EURO STOXX 50® Index (the “SX5E Index”)
Tokyo Stock Price Index (the “TPX Index”)
Basket performance factor:	The sum of the basket component performance factors, as determined on the observation date
Basket component performance factor:	With respect to each basket component, [(final basket component level – initial basket component level) / initial basket component level] × weighting
Weighting:

The basket component with the best performance will be allocated a weighting of 45%, the basket component with the second-best performance will be allocated a weighting of 40% and the basket component with the worst performance will be allocated a weighting of 15%.

Leverage factor:	109%
Downside trigger percentage:	-30%
Pricing date:	November 6, 2025
Observation date:	November 6, 2031
Maturity date:	November 12, 2031
CUSIP:	61779PK87
Estimated value:	$921.20 per security, or within $55.00 of that estimate
Amended preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225062912/ms11600_424b2-36577.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity1

The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the underlier over the term of the securities.

The Worst Performing Underlier
The Securities
Stated Principal Amount
Payment at Maturity per Security
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

Basket Performance Factor	Payment at Maturity per Security
+60.00%	$1,654.00
+40.00%	$1,436.00
+20.00%	$1,218.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-30.00%	$1,000.00
-31.00%	$690.00
-40.00%	$700.00
-60.00%	$500.00
-80.00%	$300.00
-100.00%	$100.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying amended preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying amended preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●The amount payable on the securities is not linked to the value of the underlier at any time other than the observation date.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), the securities are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oThere are risks associated with investments in securities linked to the value of foreign equity securities.

oAdjustments to a basket index could adversely affect the value of the securities.

●Changes in the value of one or more of the basket components may offset each other.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying amended preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.